Exhibit 8.2





            [Capell, Howard, Knabe & Cobbs, P.A. Letterhead]







                                March 31,

                                  1998





South Alabama Bancorporation, Inc.
Post Office Box 3067
Mobile, Alabama
36652

Peterman State Bank
P. O. Box Drawer 10
Peterman, AL 36471


     Re:  Proposed Merger of
          Peterman State Bank into The Monroe County Bank, a wholly-owned subsidiary of South Alabama Bancorporation,
          Inc. - Certain Tax Consequences

Gentlemen:

     We have acted as counsel to Peterman State Bank ("PSB"), an Alabama banking corporation, in connection with the proposed merger of PSB (the "Merger") into The Monroe County Bank ("MCB"), an Alabama banking corporation. MCB is a wholly owned subsidiary of South Alabama Bancorporation, Inc.
("South Alabama"), an Alabama corporation. The Merger is pursuant to the Agreement and Plan of Merger dated as of October 14, 1997, as supplemented by that certain Mutual Waiver and Agreement dated as of March 25, 1998 (the "Merger Agreement"). In such capacity, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

     All capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement and, unless otherwise specified, all Section references herein are to the United States Internal Revenue Code of 1986, as amended (the "Code").

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including: (i) the Merger Agreement;
(ii)the Prospectus included in South Alabama's Registration Statement on Form S-4, being filed with the Securities and Exchange Commission with respect to the proposed transaction; and (iii) such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

     We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of South Alabama, MCB, and PSB.


     You have advised us that the proposed transaction is being entered into for good business reasons, including, without limitation, to use the deposits of PSB to help fund strong loan demand in Mobile and Baldwin Counties (strong loan demand being lacking in Monroe County), to help correct management and asset deficiencies at PSB, to capitalize on growth opportunities in Mobile and Baldwin Counties, to keep pace with rapid technological changes in the banking industry which PSB would find prohibitively expensive on its own, and to provide a wider array of financial services to PSB's customers. To achieve these goals, the following will occur pursuant to the Merger
Agreement:

          (A) PSB will merge with and into MCB pursuant to the laws of the State of Alabama. MCB will acquire all the assets and assume all the liabilities of PSB. PSB's separate corporate existence will cease to exist upon consummation of the Merger and MCB will be the surviving corporation. Thereafter, MCB will continue to operate the businesses of MCB and PSB conducted prior to the Merger and will continue to be a wholly-owned subsidiary of South Alabama.

          (B) Each share of MCB and South Alabama Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (C) Each share of PSB Common Stock (excluding shares held by PSB or by any South Alabama Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal as provided in Section 3.3 of the Merger Agreement) issued and outstanding immediately prior to the Merger shall cease to be outstanding and shall be converted into and exchanged for the right to receive the number of shares of South Alabama Common Stock having an average Market Value, during a valuation period prior to the effective date, calculated as described in the Merger Agreement, of $3,383.47 (and cash in lieu of fractional shares). The exchange price is subject to downward adjustment to $3,314.13 in the event a pending sale by PSB of certain non-performing loans for $40,000 is not consummated prior to the Effective Time. In the event the market value of South Alabama Common Stock is greater than $28.00 per share, then the market value of South Alabama Common Stock shall be set at $28.00 per share for purposes of determining the Exchange Ratio.

          (D) Each of the shares of PSB Common Stock held at the time of the Merger by PSB or by any South Alabama Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

          (E) Any holder of shares of PSB Common Stock who perfects his statutory dissenters' rights of appraisal shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law.

          (F) No fractional shares of South Alabama Common Stock will be issued as a result of the Merger. Each holder of shares of PSB Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of South Alabama Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of South Alabama Common Stock multiplied by the Market Value of one share of South Alabama Common Stock on the Trading Day preceding by two Trading Days the Effective Time. (In the event the market value of South Alabama Common Stock is greater than $28.00 per share, then the market value of South Alabama Common Stock shall be set at $28.00 per share for this purpose.) No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

         (i) The fair market value of the South Alabama Common Stock and other consideration received by the stockholders of PSB will be, in each instance, approximately equal to the fair market value of the PSB Common Stock surrendered in exchange therefor.

        (ii) There is no plan or intention on the part of the stockholders of PSB who own one percent (1%) or more of the PSB stock and, to the best of the knowledge of the management of PSB, there is no plan or intention on the part of the remaining stockholders of PSB to sell, exchange or otherwise dispose of a number of shares of South Alabama Common Stock now owned or to be received in the proposed transaction that would reduce their holdings in South Alabama Common Stock to a number of shares having, in the aggregate, a value as of the Effective Time of less than fifty percent (50%) of the total value of all of the stock of PSB outstanding immediately prior to the transaction. For purposes of this representation, shares of PSB stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of South Alabama stock will be treated as outstanding PSB stock as of the Effective Time. Moreover, shares of PSB stock and shares of South Alabama stock held by PSB stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation.

       (iii) South Alabama has no plan or intention to sell or otherwise dispose of any of the MCB stock.


        (iv) South Alabama has no plan or intention to reacquire any of its stock issued in the transaction.

         (v) MCB does not now own any stock of South Alabama and will not acquire any such stock prior to the Merger.


        (vi) MCB has no plan or intention to sell or otherwise dispose of any of the assets of PSB acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).


       (vii) The liabilities of PSB assumed by MCB and the liabilities to which the transferred assets of PSB are subject were incurred by PSB in the ordinary course of business.


      (viii) Following the transaction, MCB will continue the historic businesses of MCB and PSB and use a significant portion of MCB's and PSB's historic business assets in a business.


        (ix) South Alabama, MCB and PSB each agree to pay all expenses incurred by it or on its behalf in connection with the Merger. It has been agreed that work done by South Alabama and MCB and/or their respective attorneys and advisors to prepare and file the Registration Statement shall not be deemed to be done on behalf of PSB and the costs and expenses thereof shall not be the responsibility of PSB. The stockholders of PSB will pay their respective expenses, if any, incurred in connection with the Merger.


         (x) There is no intercorporate indebtedness existing between PSB and MCB or South Alabama that was issued, acquired, or will be settled at a discount.


        (xi) None of the parties is an "investment company" as defined in
Section 368(a)(2)(F)(iii) and (iv).


       (xii) PSB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).


      (xiii) The fair market value and the total adjusted basis of the assets of PSB transferred to MCB will each equal or exceed the sum of the liabilities assumed by MCB plus the amount of the liabilities, if any, to which the transferred assets are subject.


       (xiv) The payment of cash in lieu of fractional shares of South
Alabama stock is solely for the purpose of avoiding the expense and inconvenience to South Alabama of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the PSB stockholders instead of issuing fractional shares of South Alabama stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the PSB stockholders in exchange for their shares of PSB stock. The fractional share interests of each PSB stockholder will be aggregated, and no PSB stockholder will receive cash in an amount equal to or greater than the value of one full share of South Alabama stock.


        (xv) None of the compensation received by any stockholder-employees of PSB will be separate consideration for, or allocable to, any of their shares of PSB stock; none of the shares of South Alabama stock received by any stockholder-employees of PSB will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees of PSB will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.


       (xvi) The Merger Agreement and the documents referred to therein represent the entire understanding of PSB, MCB and South Alabama with respect to the Merger.

     Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Merger Agreement and that the representations made by South Alabama, MCB and PSB (including the representation that PSB stockholders will maintain sufficient equity ownership interests in South Alabama after the Merger) are true and correct at that time of the consummation of the Merger, we are of the opinion that:

          1. Provided the Merger qualifies as a statutory merger under Alabama law, the Merger will be a reorganization within the meaning of
Section 368(a)(1)(A). PSB, MCB and South Alabama will each be "a party to a reorganization" within the meaning of Section 368(b).

          2. No gain or loss will be recognized by South Alabama or MCB on receipt by MCB of PSB's assets in exchange for South Alabama Common Stock. Treas. Reg. Section 1.1032-2.


          3. PSB will recognize no gain or loss upon the transfer of its assets to MCB in exchange solely for South Alabama Common Stock and the assumption by MCB of the liabilities of PSB. Sections 361(a) and 357(a).

          4. The basis of PSB's assets in the hands of MCB will, in each case, be the same as the basis of those assets in the hands of PSB immediately prior to the transaction. Section 362(b).

          5. The holding period of the assets of PSB in the hands of MCB will, in each case, include the period during which such assets were held by PSB. Section 1223(2).

          6. The stockholders of PSB will recognize no gain or loss upon the exchange of their PSB Common Stock solely for shares of South Alabama Common Stock. Section 354(a)(1).

          7. The basis of the South Alabama Common Stock received by the PSB stockholders in the proposed transaction will, in each instance, be the same as the basis of the PSB Common Stock surrendered in exchange therefor.
Section 358(a)(1).

          8. The holding period of the South Alabama Common Stock received by the PSB stockholders will, in each instance, include the period during which the PSB Common Stock surrendered in exchange therefor was held, provided that the PSB Common Stock was held as a capital asset on the date of the exchange.
Section 1223(1).

          9. The payment of cash to PSB stockholders in lieu of fractional share interests of South Alabama Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by South Alabama. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a).
Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.

          10. Where solely cash is received by a PSB stockholder in exchange for his PSB Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his PSB
Common Stock, subject to the provisions and limitations of Section 302.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction.

     We consent to the use of this opinion as an exhibit to the Registration Statement filed by South Alabama relating to the proposed transaction and to the reference to us under the heading "Legal Matters" in the Joint Proxy Statement and Prospectus included in the Registration Statement. This opinion is being provided solely for the use of South Alabama. No other person or party shall be entitled to rely on this opinion.

                              Very truly yours,

                              CAPELL, HOWARD, KNABE & COBBS, P.A.


                              By:    /s/ James M. Scott